Exhibit 23.1


S T E G M A N
& COMPANY
________________________________
Certified Public Accountants and
Management Consultants since 1915



                CONSENT OF INDEPENDENT ACCOUNTANT


The Board of Directors
View Systems, Inc.

     We hereby consent to the incorporation by reference in the prospectuses included in Registration Statements Nos. 333-52132, 333-54472, 333-57544, 333-626912, 333-71662, 333-72004, 333-82240, 333-92346, 333-98499, 333-98501,
333-98557 and 333-102500 each on Form S-8 and Registration Nos. 333-94411 and 333-74828 on Forms SB-2, and in the Annual Report on Form 10-KSB of View Systems, Inc. for the year ended December 31, 2002 of our report dated March 26, 2003 relating to the consolidated financial statements of View Systems, Inc. and Subsidiary.


/s/ Stegman & Company


Baltimore, Maryland
March 28, 2003




Suite 200, 405 East Joppa Road  Baltimore, MD 31286 * 410-823-8000 *
      1-800-686-3883 * Fax: 410-296-4815 * www.stegman.com *